UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2020
Seelos Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-22245	87-0449967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Park Avenue, 12th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (646) 293-2100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SEEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 15, 2020, the Board of Directors (the "Board") of Seelos Therapeutics, Inc. (the "Company") appointed Judith Dunn, Ph.D. as a director of the Company. The Board also appointed Dr. Dunn to the Audit Committee of the Board and the Corporate Governance/Nominating Committee of the Board.

Judith Dunn, Ph.D., age 57, has served as an entrepreneur in residence at Atlas Venture since June 2018. Prior to that, she served in various roles at F. Hoffman-La Roche AG from March 2010 through January 2018, including Vice President, Global Head of Clinical Development and Principal Medical Group Leader, Neuroscience. Dr. Dunn also served as the Executive Medical Director, CNS Clinical Development (Ph I-III) at Sepracor, Inc. from 2005 to 2010 and in a number of roles at Pfizer Inc. from 1997 to 2005, including Director, Worldwide Medical Affairs, Antipsychotics, Senior Associate Director, Global Candidate Leader, CNS Development and Associate Director, CNS Development. She has served as the independent board member of Evolution Research Group since August 2018, as a member of the NYC Mayor's Advisory Council on Life Sciences since December 2016 and as a member of the Digital Health Breakthrough Network Advisory Board since 2017. Prior to that, she served as the chairman of the board of NYBIO from June 2016 to June 2018, as a board member of the Swiss American Foundation from January 2014 to January 2018, as a board member of the Partnership for NY Fund from 2014 to 2016 and as a board member of BioHealth Innovation Maryland from 2014 to 2015. Dr. Dunn received a Postdoctoral Fellowship in New Drug Development from Pfizer, a Training Fellowship in Neuropharmacology from the Center for Brain Research, a Doctor of Philosophy, Developmental Neurobiology from Wesleyan University and a Bachelor of Science, Neurobiology from the University of Rochester.

On May 15, 2020, pursuant to the Company's Non-Employee Director Compensation Policy (the "Non-Employee Director Compensation Policy"), Dr. Dunn will be granted an option to purchase 24,000 shares of the Company's common stock. One-third of the shares of the Company's common stock subject to the option shall vest on the one-year anniversary of the grant, and an additional one-thirty-sixth of the shares of the Company's common stock subject to the option shall vest monthly thereafter, subject to Dr. Dunn's continuous service to the Company through each applicable vesting date. On May 15, 2020, pursuant to the Non-Employee Director Compensation Policy, Dr. Dunn will also be granted an option to purchase 16,000 shares of the Company's common stock. One-twelfth of the shares of the Company's common stock subject to the option shall vest on the one-month anniversary of the grant, and an additional one-twelfth of the shares of the Company's common stock subject to the option shall vest monthly thereafter, subject to Dr. Dunn's continuous service to the Company through each applicable vesting date. Each of the options will have an exercise price equal to the closing price of the Company's common stock on the date of grant. As a non-employee director, Dr. Dunn will also be entitled to receive the Company's standard cash retainers for membership on the Board and any committees of the Board, as disclosed under "Outside Director Compensation Policy" in the Company's definitive proxy statement for its 2020 Annual Meeting of Stockholders on Schedule 14A filed with the Securities and Exchange Commission (the "SEC") on April 13, 2020.

The Company also entered into an indemnification agreement with Dr. Dunn in the same form as its standard form of indemnification agreement with its other directors.

There are no family relationships between Dr. Dunn and any director or executive officer of the Company and she was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Dunn has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On May 15, 2020, the Company issued a press release announcing the appointment of Dr. Dunn to the Board. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated May 15, 2020.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Seelos Therapeutics, Inc.

Date: May 15, 2020	By:	/s/ Raj Mehra, Ph.D.
Name: Raj Mehra, Ph.D.
Title: Chief Executive Officer, President and Interim Chief Financial Officer